Exhibit No. 99.1

MONARCH CASINO & RESORT Declares One-Time CASH Dividend of $5.00 Per Share; Initiates RECURRING ANNUAL CASH Dividend of $1.20 Per Share, TO BE PAID in QUARTERLY amounts

RENO, NV, February 7, 2023 – Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today announced that its Board of Directors authorized a one-time cash dividend of $5.00 per share of its outstanding common stock. The one-time cash dividend is payable on March 15, 2023, to stockholders of record on March 1, 2023. In addition, commencing in the second quarter of 2023, the Board of Directors has approved the payment of an annual dividend in the amount of $1.20 per outstanding share of Common Stock, payable in quarterly amounts on the 15th day of the third month of each applicable calendar quarter (or, if such date is not a trading day, then the first trading day immediately thereafter such date) to those stockholders of record on the 1st day of the third month of each quarter (or, if such date is not a trading day, then the first trading day immediately thereafter such date), to be reviewed quarterly by the Board. As such, for all of calendar year 2023, the Company expects to pay total cash dividends of $5.90 per share.

John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented, “The Board of Directors’ authorization of a one-time cash dividend and the initiation of a recurring annual cash dividend highlights the free cash flow generated by our two market-leading properties and our commitment to enhance stockholder value. With our strong balance sheet and ongoing free cash flow growth, we have the financial flexibility to return capital to stockholders through both a one-time dividend and our new recurring dividend, while continuing to invest in our properties and evaluate M&A opportunities that can leverage our operating and development expertise to deliver additional long-term growth. Since opening the expanded Monarch Casino Black Hawk, we’ve effectively eliminated all outstanding debt, and we believe this is an ideal time to return capital to our stockholders.”

On February 1, 2023, the Company entered into a Fifth Amended and Restated Credit Agreement with Wells Fargo Bank, N.A. where the Company increased its revolving line of credit to $100 million, with an option to increase the principal amount under such credit line by an additional $100 million within the first six months. The maturity date has also been extended to January 1, 2025. The Company may use borrowings from the Fifth Amended Credit Facility towards a partial payment of the one-time cash dividend and for general corporate purposes.

While the Company expects to pay regular quarterly cash dividends to its stockholders beginning in the second quarter of 2023 and for the foreseeable future, all future dividends will be reviewed by the Board of Directors not less than quarterly, based on the Company’s financial condition, available M&A opportunities or other prudent uses of the Company’s cash resources.  As such, the Board of Directors may suspend the dividend program at any time.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; and (ii) our expectations regarding continuing our dividend payments in the future. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

●	continuing adverse impacts of COVID-19, including new variants, on our business, financial condition and operating results;
●	continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with COVID-19 and its variants;
●	our ability to manage guest safety concerns, whether caused by COVID-19,its variants or other causes;
●	our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
●	access to available and reasonable financing on a timely basis;
●	our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
●	impacts of any uninsured losses;
●	changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
●	construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
●	ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
●	claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
●	our litigation against the general contractor of Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are preparing for trial in 2023;
●	our potential need to post bonds or other forms of surety to support our legal remedies;
●	risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
●	our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;

●	changes in laws mandating increases in minimum wages and employee benefits;
●	changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
●	the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
●	the effects of labor shortages on our market position, growth and financial results;
●	the potential of increases in state and federal taxation;
●	potential of increased regulatory and other burdens;
●	guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
●	competition in our target market areas;
●	broad-based inflation, including wage inflation; and
●	the impact of the events occurring in Eastern Europe, other parts of the world and the conflict taking place in Ukraine.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,300 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Black Hawk features approximately 60,000 square feet of casino space; more than 1,100 slot machines; approximately 42 table games; a live poker room; a keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:

John Farahi

Chief Executive Officer

775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy

JCIR

212/835-8500 or mcri@jcir.com